MoneyGram International Moves Global Corporate Headquarters to Dallas

MINNEAPOLIS (Sept. 23, 2010) — MoneyGram International (NYSE:MGI), a leading global payments company, announced today that it will move its corporate headquarters to Dallas, Texas, from Minneapolis, Minn. The move is part of the company’s previously announced global initiative to reduce costs, streamline its global operations and position the company for long-term success.

The headquarters relocation will be effective Nov. 1, 2010, and will initially involve about 75 positions, growing to about 150 positions by mid-2012. MoneyGram has approximately 2,600 global employees based primarily in 23 offices around the world.

“MoneyGram is a growing, global company with customers and operations around the world. We have a new management team in place, thus the time is right to realign our operations and create a new beginning,” said Pamela H. Patsley, MoneyGram chairman and CEO.

MoneyGram’s business is already well-rooted in Texas as it is a top-10 U.S. money transfer market for the company, and ranks second in number of MoneyGram locations in the United States. The state is home to more than 3,350 MoneyGram agent locations and with its proximity to Latin America, a key remittance region, Texas is an important hub for MoneyGram.

The Dallas area is the fourth largest metropolitan city in the United States. It is a growing international business center and home to one of the largest communities of global companies. Dallas is home to 24 businesses that were named Fortune 500 companies. Moreover, the DFW airport is the third largest in the U.S. and one of the top six in the world. With customers, agents and operations in all 50 U.S. states and 190 countries, air travel to and from Dallas will be convenient, efficient and cost effective.

“Nearly 10 percent of our agent locations in the U.S. are in Texas. Locating the company’s headquarters in Dallas provides us with important access to agents, customers and the growing Latin America market, as well as multi-lingual employees with global experience,” added Patsley.

”We are pleased that MoneyGram International, a large, multi-national company, has decided to call Dallas home,” said Dallas Mayor Tom Leppert. “We work hard to position the city and our great state as a good place to do business and to grow business globally. We trust MoneyGram will feel right at home with the other global corporate citizens in Dallas.”

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MoneyGram Moves HQ to Dallas

“The actions we are undertaking will strengthen our competitive posture, make us a more efficient, global company and position the business for long-term, profitable growth,” said Patsley. “Minneapolis is a great city and it’s been a good home for MoneyGram for many years. It will continue to serve as a center of technology and operations excellence for MoneyGram.”

About MoneyGram International
MoneyGram International offers more choices to people separated from family and friends by distance or those with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly send money around the world with funds arriving at available agent locations in as little as 10 minutes. Its global network is comprised of 203,000 agent locations in more than 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com or find us on Facebook.

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Media Contacts:
Minnesota and Colorado:
Lynda Michielutti
952.591.3846
lmichielutti@moneygram.com

Texas:
Lori O’Briant
214.999.7509
LO’Briant@moneygram.com